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                                                                    EXHIBIT 99b



paid to the Terminated General Partners by the Partnership), such interest to be payable at the time of each installment of principal, which shall be payable as the Terminated General Partner and the Partnership may agree, or if they cannot so agree, then annually over a period of five years from the date of the Terminated General Partner's retirement, resignation, removal, adjudication of bankruptcy, insolvency, dissolution, insanity or death. No prepayment penalty shall be charged to the Partnership for the early payment of its note.

        12.3 The fair market value of the Terminated General Partner's interest to be purchased by the Partnership according to the provisions of
Section 12.2 above shall be determined by agreement between the Terminated General Partner and the Partnership. If the Terminated General Partner and the Partnership cannot agree upon the fair market value of such Partnership interest within 90 days after the date of the Terminated General Partner's retirement, resignation, removal, adjudication of bankruptcy, insolvency, dissolution, insanity or death, then the Terminated General Partner and the Partnership shall each select an independent appraiser within the next thirty days. If such appraisers fail to agree on the fair market value of the Terminated General Partner's interest within the next 90 days, then the two appraisers shall jointly appoint a third appraiser whose determination shall be final and binding. The Terminated General Partner and the Partnership shall each compensate their respective appraisers, and the compensation of the third appraiser, if necessary, shall be borne equally by each party.

        12.4 Within 90 days after the retirement, resignation, removal, adjudication of bankruptcy, insolvency, dissolution, insanity or death of a General Partner (except that a General Partner shall not voluntarily withdraw from the Partnership without at least 90 days' prior written notice to the other General Partner and the Limited Partners of intention to withdraw, and in such event, within the period from the date of the notice of intention to withdraw to the date of withdrawal specified in the notice of intention), Limited Partners holding a majority of the Interests may elect to continue the business of the Partnership and, if they desire to do so, may elect a successor General Partner.

                                  ARTICLE XIII

                       Transfer of a Partnership Interest

        13.1 The General Partners may, pursuant to this Article XIII, admit as a substituted Limited Partner any successor in interest to a Limited Partner who is either deceased or under legal disability or who is an assignee of a Limited Partner.

        13.2 Subject to the provisions of this Article XIII, compliance with the suitability standards imposed by the Partnership, applicable "blue sky" laws and the applicable rules of any other governmental authority, a Limited Partner shall have the right to assign the whole or any portion of his Interests (but not less than five Interests unless to an Individual Retirement Account and then not less than two Interests) by a written assignment, the terms of which are not in contravention of any of the provisions of this Agreement. Any assignment in contravention of any of the provisions of this
Article XIII shall be of no force and effect and shall not be binding upon or recognized by the Partnership.

        (a) Except as provided in (b) below, an assignee of a Limited Partner's Interest who is not admitted as a substituted Limited Partner shall have no right to require any information or account of the Partnership's transactions or to inspect the Partnership's books; he shall only be entitled to receive Distributions from the Partnership and the share of income, gain, loss, deduction and credit attributable to the Interests acquired by reason of such assignment from the first day of the month following the month in which the written instrument of assignment, executed by the assignor and in form and substance reasonably satisfactory to the General Partners, and other documents reasonably deemed necessary or appropriate by the General Partners (as, for example, evidence that the assignee meets investor suitability standards) shall have been received by the Partnership.

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        (b)     Anything herein to the contrary notwithstanding, both the
        Partnership and the General Partners shall be entitled to (i) treat the assignor of such Interests as the absolute owner thereof in all respects, and shall incur no liability for allocations of income, gain, loss, deduction or credit for Distributions or for transmittal of reports and notices required to be given to holders of Interests, until the last day of the month in which the Partnership shall have received the written assignment executed by the assignor in form and substance reasonably satisfactory to the General Partners and other documents reasonably deemed necessary or appropriate by the General Partners (including evidence of the assignee's compliance with standards imposed by applicable "blue sky" laws) or (ii) treat the assignee as a substitute Limited Partner in the place of his assignor, should the General Partners deem, in their absolute discretion, that such treatment is in the best interests of the Partnership for any of its purposes or for any of the purposes of this Agreement.

        13.3 No assignee shall have the right to become a substituted Limited Partner in place of his assignor unless all of the following conditions are satisfied:

        (a) The written consent of the General Partners to such substitution shall be obtained, the granting of which shall not be unreasonably withheld;

        (b) A duly executed written instrument of assignment setting forth the intention of the assignor that the assignee shall become a substituted Limited Partner in his place shall have been filed with the Partnership;

        (c) The Interests being acquired by the assignee shall consist of at least two Interests if such assignee is an Individual Retirement Account and at least five Interests if such assignee is not an Individual Retirement Account and, if the assignor shall retain any Interests, such retention shall consist of at least two Interests if such assignor is an Individual Retirement Account and at least five Interests if such assignor is not an Individual Retirement Account;

        (d) The assignor and assignee shall execute and acknowledge such other instruments as the General Partners reasonably deem necessary or desirable to effect such assignment and admission, including, but not limited to, evidence of the assignee's compliance with standards imposed by any applicable "blue sky" laws, the written acceptance and adoption by the assignee of the provisions of this Agreement and his execution, acknowledgment and delivery to the General Partners of a special power of attorney, the form and content of which are more fully described in
        Article XXI hereof; and

        (e) The Partnership shall have received from the assignor or assignee a transfer fee to cover all reasonable expenses of the transfer, not to exceed $50 per transaction, but such transfer fee may be waived by the General Partners, in their discretion.

        13.4 Any person admitted to the Partnership as a substituted Limited Partner shall be subject to all of the provisions of this Agreement as if an original party to it.

        13.5 The General Partners shall amend the certificate of limited partnership at least once each quarter to add assignees as substituted Limited Partners.

        13.6 Upon the death or legal disability of an individual who is a Limited Partner, his personal representative shall have all of the rights of a Limited Partner for the purpose of settling or managing his estate, and such power as the decedent or incompetent possessed to constitute a successor as an assignee of his interests in the Partnership and to join with such assignee in making application to substitute such assignee as a Limited Partner. However, such personal representative shall not have the right to become a substituted Limited Partner in the place of his predecessor in interest unless the conditions of this Article XIII (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

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        13.7    Upon the adjudication of bankruptcy or insolvency, dissolution or other cessation of existence as a legal entity of a Limited Partner which is not an individual, the authorized representative of such entity shall have all of the rights of a Limited Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its interest in the Partnership and to join with such assignee in making application to substitute such assignee as a Limited Partner. However, such representative shall not have the right to become a substituted Limited Partner in the place of his predecessor in interest unless the conditions of this Article XIII (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

        13.8 A General Partner may not assign his or its interest as a General Partner to anyone other than the Partnership as provided in Article XII of this Agreement.

        13.9 No assignment of any Interests may be made if the Interests sought to be assigned, when added to the total of all other Interests assigned within the period of 12 consecutive months prior to the proposed date of assignment, would, in the opinion of counsel for the Partnership, result in the termination of the Partnership under Section 708 of the Internal Revenue Code of 1954, as amended.

        13.10 Any assignment, sale, exchange or other transfer in contravention of any of the provisions of this Article XIII shall be void and ineffectual, and shall not bind or be recognized by the Partnership.

                                  ARTICLE XIV

                                Indemnification

        14.1 No General Partner and no officer, director, partner, Affiliate or assign of a General Partner shall be liable to the Partnership or any Limited Partner for any loss or damage suffered by the Partnership or any Limited Partner which arises out of any error in judgment or other action or inaction not constituting negligence (gross or ordinary), fraud or breach of fiduciary duty which was taken in good faith, in accordance with the exercise of reasonable business judgment and pursuant to a determination that such course of conduct was in the best interest of the Partnership. The Partnership or its receiver or trustee shall indemnify, save harmless and pay all judgments and claims against the General Partners (and each of them) or their officers, directors, partners, Affiliates and assigns from any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed by them in connection with the activities of the Partnership or in dealing with third parties on behalf of the Partnership, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage, provided that such action was taken in good faith, in accordance with the exercise of reasonable business judgment and pursuant to a determination that such course of conduct was in the best interest of the Partnership and did not constitute fraud, negligence (gross or ordinary) or breach of fiduciary duty by such General Partner or such officer, director, partner, Affiliate or assign and provided further that any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the holders of Interests. Notwithstanding the foregoing, no Affiliate will be indemnified or excused from liability under this Agreement in connection with Partnership activities to the extent such Affiliate is rendering contract services for which it receives a competitive fee. All judgments against the Partnership and a General Partner, wherein a General Partner is entitled to indemnification, must first be satisfied from Partnership assets before a General Partner shall be responsible for such obligations. The Partnership shall not pay for any insurance covering liability of a General Partner or of officers, directors, partners, Affiliates and assigns of a General Partner for actions or omissions for which indemnification is not permitted hereunder; provided, however, that nothing contained herein shall preclude the Partnership from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workmen's compensation, as would be customary for any person owning comparable property and engaged in a similar business or from naming a General Partner and any Affiliate as additional

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